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Contact:
Robert C. Turnham, Jr., President D. Hughes Watler, Jr., Chief Financial Officer	Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES FIRST QUARTER FINANCIAL
AND OPERATING RESULTS AND PROVIDES OPERATIONAL UPDATE

Houston, Texas — May 10, 2005. Goodrich Petroleum Corporation today announced financial and operating results for the first quarter ended March 31, 2005 and also provided an operational update.

REVENUES

Total revenues for the three months ended March 31, 2005 increased by 22% to $13,140,000 versus $10,764,000 for the three months ended March 31, 2004. The 2005 revenue amount reflects a 7% increase in oil and gas production volumes over the prior year period, due to recent successful well completions in the Cotton Valley Trend of East Texas and Northwest Louisiana. Average net oil and gas prices received in the first quarter of 2005 by the Company, after giving effect to realized gains and losses on its commodity hedging program, increased by approximately 14% compared to the first quarter of 2004.

NET INCOME

After giving effect to an unrealized loss on derivatives related to gas hedges, the Company reported a net loss for the three months ended March 31, 2005 of $6,150,000, or $0.30 per basic share, compared to net income of $2,124,000, or $0.12 per basic share in the prior year period. Net loss applicable to common stock was $6,309,000, or $0.30 per basic share, in the three months ended March 31, 2005, compared to net income of $1,966,000, or $0.11 per basic share, in the three months ended March 31, 2004.

As indicated in the recently released guidance for the first quarter of 2005, the Company reported an unrealized loss on derivatives related to a “mark to market” adjustment to the fair value of its gas hedges in the amount of $10,423,000. This adjustment resulted because the natural gas hedges in place for the remainder of 2005 and 2006 were deemed to be “ineffective” under accounting rules and could not be accounted for as cash flow hedges. Accordingly, changes in fair value of hedges deemed “ineffective” are reflected in earnings rather than in other comprehensive income, a component of stockholders’ equity. The amount of the unrealized loss reflects a substantial strengthening in gas prices in the first quarter of

2005, which caused an increase in the liability for the “mark to market” adjustment, and resulted in a net loss for the quarter.

Income from operations (net income prior to giving effect to the unrealized loss on gas hedges and interest expense), was $1,120,000 in the three months ended March 31, 2005 versus $3,412,000 in the three months ended March 31, 2004. The increase in revenues in the 2005 period in the amount of $2,376,000 was more than offset by increases in the following operating expenses: (a) increase in depreciation, depletion and amortization in the amount of $3,139,000 due to an increase in production volumes and net capitalized development costs relative to proved developed reserves at December 31, 2004; (b) increase in lease operating expenses amounting to $729,000 caused by an increase in production volumes as well as facilities and flow line repairs in the Burrwood/West Delta 83 field in South Louisiana; and (c) increase in exploration expense in the amount of $588,000 due to an increase in dry hole costs for the quarter relative to its previously announced dry hole on its Port Hudson prospect.

CASH FLOW

Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased to $8,093,000 in the three months ended March 31, 2005, compared to $6,287,840 in the three months ended March 31, 2004. Net cash provided by operating activities was $10,127,000 in the three months ended March 31, 2005, compared to $7,175,000 in the three months ended March 31, 2004 (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION

Net production volumes in the three months ended March 31, 2005 increased by approximately 7% to 1,326,000 Mcf of gas and 98,000 barrels of oil, or 1.91 billion cubic feet equivalent (“Bcfe”), versus 996,000 Mcf of gas and 131,000 barrels of oil, or 1.78 Bcfe, in the three months ended March 31, 2004. Approximately 25% of the production volumes for the three months ended March 31, 2005 came from the Cotton Valley wells, versus 0% of the production volumes for the three months ended March 31, 2004. The Company estimates that its total current oil and gas production is approximately 25,000 Mcfe per day.

CAPITAL EXPENDITURES

Capital expenditures totaled $20,772,000 in the three months ended March 31, 2005, compared to $5,683,000 in the three months ended March 31, 2004. Approximately 75% of the capital expenditures for the quarter were associated with wells drilled in the Cotton Valley Trend. The Company drilled eight Cotton Valley wells in the quarter bringing the total drilled in the Trend to 22 wells through the end of the first quarter, with a 100% drilling success rate. The Company also participated in the drilling of two exploratory wells and one development well in South Louisiana in the first quarter of 2005. As previously announced, the Company’s Board of Directors recently approved an increase in the 2005 capital expenditure budget to approximately $95 million, subject to quarterly approval. Approximately two-thirds of the 2005 capital expenditure budget is designated to accelerate drilling activities in the Cotton Valley Trend.

BNP Paribas, the Company’s senior lender, has agreed to waive the Company’s compliance with the working capital covenant in its credit agreement for the first quarter 2005, which states that the Company must maintain a defined current ratio of 1.00 to 1.00, as adjusted to include borrowing capacity with current assets and to exclude any current liability for derivatives, other non-cash charges and current maturities. The working capital deficit occurred due to the Company’s accelerated drilling activities, primarily in the Cotton Valley Trend. The Company is in compliance with all of its other bank covenants.

OPERATIONAL UPDATE

Cotton Valley — As of May 10, 2005 the Company had 22 wells online and producing in the Cotton Valley Trend. The current total gross production for the wells currently online is approximately 13,000 Mcf per day (approximately 9,000 Mcf per day net to the Company). The Company expects four additional wells to be online and producing within the next few weeks.

Barbell II Prospect — In South Louisiana, the Company announced that it had reached total depth on its Barbell II prospect and has logged pay over a gross interval of approximately 100 feet, with approximately 60 feet of net pay in the objective Hackberry sand. The well, the Chemical Waste Management #2, is anticipated to be completed and placed on production during the second quarter of 2005. The Company owns a non-operated 18% working interest in the well.

Crude Oil and Natural Gas Hedges — The Company also announced that it has entered into additional crude oil and natural gas hedges for 2006. The Company entered into a swap on 400 barrels of oil per day for calendar year 2006 at a price of $52.88 per barrel, and a natural gas swap on 3,000 Mmbtu per day for the period April through December 2006 at a price of $6.94 per Mmbtu.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called discretionary cash flow because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

The Company also refers to income from operations, which may be viewed as a non-GAAP financial measure because the Company does not report it on its consolidated statement of operations. Management believes that this financial measure is useful in that it is comparable to income from operations reported on a GAAP basis by many peer group companies. Income from operations is defined as net income prior to giving effect to (i) the unrealized loss on gas hedges, $10,422,805 and zero for three months ended March 31, 2005 and 2004, respectively, and (ii) interest expense of $307,078 and $216,931 for three months ended March 31, 2005 and 2004, respectively. The GAAP financial measure most comparable to income from operations included on the Company’s consolidated statement of operations is net income (loss) from continuing operations before income taxes.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended
Selected Income Data	March 31,
	2005	2004
Total Revenues	$13,140,014	$10,764,492

Lease Operating Expense	2,243,688	1,514,868
Production Taxes	786,367	687,399
Depletion, Depreciation and Amortization	5,846,100	2,707,229
Exploration	1,524,207	936,825
General and Administrative	1,619,539	1,505,406
Interest Expense	307,078	216,931

Total Expenses	12,326,979	7,568,658

Other Income (Expense)
Unrealized gain (loss) on derivatives	(10,422,805)	—
Gain (loss) on sale of assets	151,196

	(10,271,609)	—

Income (Loss) from Continuing Operations
Before Income Taxes	(9,458,574)	3,195,834
Income Taxes	(3,308,101)	1,118,542

Net Income (Loss) from Continuing Operations	(6,150,473)	2,077,292
Discontinued Operations, Net of Income Taxes	—	47,146

Net Income (Loss)	(6,150,473)	2,124,438
Preferred Stock Dividends	158,201	158,365

Net Income (Loss) Applicable to Common Stock	$(6,308,674)	$1,966,073

Net Income (Loss) Per Share — Basic
Net Income (Loss) from Continuing Operations	$(0.30)	$0.11
Discontinued Operations, Net of Income Taxes	—	0.01

Net Income (Loss)	$(0.30)	$0.12

Net Income (Loss) Applicable to Common Stock	$(0.30)	$0.11

Net Income (Loss) Per Share — Diluted
Net Income (Loss) from Continuing Operations	$(0.30)	$0.10
Discontinued Operations, Net of Income Taxes	—	—

Net Income (Loss)	$(0.30)	$0.10

Net Income (Loss) Applicable to Common Stock	$(0.30)	$0.09

Average Common Shares (Basic)	20,784,058	18,413,570
Average Common Shares (Diluted)	20,784,058	20,796,148
Selected Cash Flow Data
Discretionary cash flow	$8,092,968	$6,287,840
Net changes in working capital	2,034,228	887,302

Net cash provided by operating activities (GAAP)	$10,127,196	$7,175,142

Selected Operating Data
Net Natural Gas Produced (Mcf)	1,326,344	995,715
Average Price (per Mcf)	$6.94	$5.86
Net Crude Oil Produced (Bbl)	98,093	131,277
Average Price (per Bbl)	$38.84	$35.06
Total Production (Mcfe)	1,914,902	1,783,377
Average Price (per Mcfe)	$6.79	$5.98